Exhibit 15.1

GLAAM CO., LTD

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2023 and December 31, 2022

GLAAM Co., Ltd and Subsidiaries

Consolidated Financial Statements

June 30, 2023 and December 31, 2022

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OFFICES IN: LOS ANGELES, CA SAN DIEGO, CA SAN FRANCISCO, CA IRVINE, CA MONTGOMERY, AL AUBURN, AL FORT LEE, NJ ATLANTA, GA

Report of Independent Registered Public Accounting Firm

Board of Directors

GLAAM Co., Ltd and Subsidiaries

Pyeong-taek, Gyounggi, Republic of Korea

Results of Review of Interim Financial Information

We have reviewed the accompanying consolidated Statements of financial position of GLAAM Co., and Subsidiaries (the “Company”) as of June 30, 2023, and the related consolidated statements of profit and loss and comprehensive income (loss), changes in equity, and cash flows, for the six-month period then ended June 30, 2023 and 2022, and the related notes (collectively referred to as the interim financial information).

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial information for it to be in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Review Results

This interim financial information is the responsibility of the Company’s management. We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

RSM US Alliance provides its members with access to resources of RSM US LLP. RSM US Alliance member firms are separate and independent businesses and legal entities that are responsible for their own acts and omissions, and each are separate and independent from RSM US LLP. RSM US LLP is the U.S. member firm of RSM International, a global network of independent audit, tax, and consulting firms. Members of RSM US Alliance have access to RSM International resources through RSM US LLP but are not member firms of RSM US LLP. Visit rsmus.com/aboutus for more information regarding RSM US LLP and RSM International. The RSM™ logo is used under license by RSM US LLP. RSM US Alliance products and services are proprietary to RSM US LLP.

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Financial Position

As of June 30, 2023 and December 31, 2022

				(Unit: USD)
Accounts	Notes	As of June 30, 2023 (Unaudited)		As of December 31, 2022
Assets
I. Current Assets			18,836,252		9,166,574
Cash and cash equivalents	5, 6	73,625		196,627
Trade receivables, net	6, 7	8,834,914		697,999
Other current financial assets	8	854,305		1,035,930
Prepayments and other short-term assets	9	2,679,040		1,520,917
Inventories, net	10	6,394,329		5,714,352
Prepaid income tax		39		749
II. Non-current Assets			26,749,829		27,457,524
Long-term trade receivables	7	1,763,457		—
Non-current financial assets	6, 11	103,435		107,890
Investments accounted for using the equity method	12	2,527,774		2,777,515
Property, plant and equipment, net	13,16	10,499,881		11,055,170
Intangible assets, net	14	5,063,137		6,039,521
Deposits	6, 15	3,975,373		4,515,581
Deferred income tax assets	28	2,816,772		2,961,847
Total Assets			45,586,081		36,624,098
Liabilities
I. Current Liabilities			32,457,472		27,698,141
Trade payables	6	6,937,392		7,184,181
Other payables	18	7,816,560		5,690,765
Current portion of lease liabilities	6,16	99,248		108,488
Other current liabilities	18	916,966		799,571
Short-term borrowings	6, 21	13,537,122		11,863,506
Convertible bond	6,21	1,868,507		—
Product warranty provision	20	34,942		36,099
Current portion of long-term liabilities	6, 21	1,234,765		2,001,142
Current tax liabilities		11,970		14,389
II. Non-current Liabilities			6,100,836		6,209,572
Other non-current payables	19	4,165		31,826
Pension and other employee obligations	22	1,344,898		1,341,858
Long-term borrowings	6, 21	4,728,047		4,741,358
Non-current lease liabilities	6,16	23,726		24,694
Other non-current liabilities	6, 19	—		69,836
Total Liabilities			38,558,308		33,907,713

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Financial Position

As of June 30, 2023 and December 31, 2022

				(Unit: USD)
Accounts	Notes	As of June 30, 2023 (Unaudited)		As of December 31, 2022
Equity
I. Share capital			8,736,267		8,326,057
Share capital	23	8,736,267		8,326,057
II. Additional paid-in and other capital			57,070,548		53,382,904
Additional paid-in and other capital	23	57,070,548		53,382,904
III. Other components of equity			1,750,242		1,482,658
Changes in equity from equity method	24	2,754,052		2,897,852
(negative) Changes in equity from equity method	24	(3,251,395)		(3,251,395)
Stock options	24	2,709,081		2,297,697
Loss on sale of treasury stock	24	(410,453)		(410,453)
Other capital surplus	24	(51,043)		(51,043)
IV. Accumulated other comprehensive income			1,471,596		1,933,924
Foreign currency translation differences for foreign operations	24	1,471,596		1,933,924
V. Retained earnings (deficit)			(61,429,967)		(62,348,576)
Unappropriated retained earnings (deficit)		(61,429,967)		(62,348,576)
VI. Non-controlling interest			(570,913)		(60,582)
Non-controlling interest		(570,913)		(60,582)
Total equity			7,027,773		2,716,385
Total liabilities and equity			45,586,081		36,624,098

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Profit and Loss and Comprehensive Income (Loss)(Unaudited)

Six Months Ended June 30, 2023 and 2022

			(Unit: USD)
Accounts	Notes	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Revenue		12,562,180	13,406,333
Cost of sales		6,327,732	6,878,593
Gross Profit		6,234,448	6,527,740
Selling and administrative expenses	25	4,981,094	4,250,957
Operating profit		1,253,354	2,276,783
Finance income	26	193,076	432,315
Finance costs	26	885,210	229,374
Other income	27	18,851	147,464
Other expenses	27	107,739	847,413
Profit before tax		472,332	1,779,775
Corporate income tax expense (benefit)	28	20,081	(254,522)
Net profit for the period		452,251	2,034,297
Owners of the parent		920,543	2,091,513
Non-controlling interests		(468,292)	(57,216)
Other comprehensive income		(462,328)	(34,802)
Item that may be subsequently reclassified to profit or loss		(462,328)	(34,802)
Exchange difference on translating foreign operations		(462,328)	(34,802)
Total comprehensive (loss) income		(10,077)	1,999,495
Owners of the parent		458,215	2,056,711
Non-controlling interests		(468,292)	(57,216)
Earnings per share
Basic Earnings Per Share (Unit: USD)	32	0.02	0.12

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Changes in Equity (Unaudited)

Six Months Ended June 30, 2023 and 2022

								(Unit: USD)
	Attributable to owners of the Controlling Company						Non-controlling interests	Total equity
	Share capital	Additional paid-in capital	Other component of equity	Accumulated other comprehensive income	Retained earnings (deficits)	Total attributable to owners of parent
Balances as of January 1, 2023	8,326,057	53,382,904	1,482,658	1,933,924	(62,348,576)	2,776,967	(60,582)	2,716,385
Net income (loss)	—	—	—	—	920,543	920,543	(468,292)	452,251
Issuance of share capital on private placement	81,056	729,501	—	—	—	810,557	—	810,557
Issuance of shares for payment of debt	329,154	2,958,143	—	—	—	3,287,297	—	3,287,297
Changes in equity from equity method investments	—	—	(143,800)	—	—	(143,800)	—	(143,800)
Stock options	—	—	411,384	—	—	411,384	—	411,384
Actuarial gain due to changes in financial assumptions	—	—	—	—	(1,934)	(1,934)	—	(1,934)
Exchange difference on translating foreign operations	—	—	—	(462,328)	—	(462,328)	(42,039)	(504,367)
Balances as of June 30, 2023	8,736,267	57,070,548	1,750,242	1,471,596	(61,429,967)	7,598,686	(570,913)	7,027,773

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Changes in Equity (Unaudited)

Six Months Ended June 30, 2023 and 2022

								(Unit: USD)
	Attributable to owners of the Controlling Company						Non-controlling interests	Total equity
	Share capital	Additional paid-in capital	Other component of equity	Accumulated other comprehensive income	Retained earnings (deficits)	Total attributable to owners of parent
Balances as of January 1, 2022	6,207,730	34,317,961	2,395,732	1,304,641	(56,494,217)	(12,268,153)	3,610	(12,264,543)
Net income (loss)	—	—	—	—	2,091,513	2,091,513	(57,216)	2,034,297
Issuance of share capital on private placement	100,355	903,199	—	—	—	1,003,554	—	1,003,554
Issuance of shares for payment of debt	763,918	6,857,580	—	—	—	7,621,498	—	7,621,498
Changes in equity from equity method investments	—	—	(1,107,287)	—	—	(1,107,287)	—	(1,107,287)
Conversion of convertible Bonds	611,797	5,506,166	—	—	—	6,117,963	—	6,117,963
Stock options	—	—	312,052	—	—	312,052	—	312,052
Acquisition of treasury stock	—	—	(228,530)	—	—	(228,530)	—	(228,530)
Exchange difference on translating foreign operations	—	—	—	(34,802)	—	(34,802)	(27,144)	(61,946)
Others	—	—	—	—	400,329	400,329	—	400,329
Balances as of June 30, 2022	7,683,800	47,584,906	1,371,967	1,269,839	(54,002,375)	3,908,137	(80,750)	3,827,387

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

Six Months Ended June 30, 2023 and 2022

					(Unit : USD)
Accounts	Note	For the six months ended June 30, 2023		For the six months ended June 30, 2022
I. Cash flows from operating activities	31		(6,350,979)		1,715,676
1. Cash generated from (used in) operating activities	31	(5,584,883)		1,923,715
2. Interest received		186		94
3. Interest paid		(765,118)		(462,655)
4. Income taxes benefit		(1,164)		254,522
II. Cash flows from investing activities			(424,183)		(1,751,064)
1. Proceeds from investing activities		1,542,711		34,257
a. Proceeds from short term loans		1,159,356		18,777
b. Decrease in deposits		383,355		15,480
2. Cash outflows from investing activities		(1,966,894)		(1,785,321)
a. Increase in short-term loan		(1,782,646)		(361,620)
b. Acquisition of investments in affiliates		—		(1,423,701)
c. Acquisition of property plant and equipment		(161,774)		—
d. Increase in deposit		(22,474)		—
III. Cash flows from financing activities			6,701,451		5,978
1. Proceeds from financing activities		17,895,865		7,235,019
a. Proceeds from short-term borrowings		15,032,478		6,015,395
b. Proceeds from long-term borrowings		185,372		216,070
c. Proceeds from issuance of stocks		810,557		1,003,554
d. Proceeds from issuance of CB		1,867,458		—
2. Cash outflows from financing activities		(11,194,414)		(7,229,041)
a. Repayments of short-term borrowings		(10,315,394)		(6,570,442)
b. Decrease in deposits for rent		—		(81,072)
c. Repayments of liquid long-term borrowings		(694,511)		—
d. Repayments of lease		(116,502)		(215,369)
e. Increase in other deposits		(68,007)		(133,628)
f. Acquisition of treasury stock		—		(228,530)
IV. Effects of changes in foreign exchange rates			(49,291)		(39,207)
V. Decrease in cash and cash equivalents (I+II+III+IV)			(123,002)		(68,617)
VI. Beginning balance of cash and cash equivalent			196,627		239,342
VII. Ending balance of cash and cash equivalent			73,625		170,725

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

1.	Nature of operations

The principal activities of GLAAM Co, Ltd (GLAAM) and subsidiaries (the Company) include manufacturing, installing, and selling LED display G-Glass. G-Glass is an integrated ICT product that has the basic characteristics of transparent glass but can display media images at the same time. It implements media images through the glass surface while preserving the features of a clear and transparent glass. G-Glass is the world’s first IT building material that can be applied to various places where glass is used.

2.	General information, statement of compliance with IFRS and going concern assumption

GLAAM, the Company’s ultimate parent company, is a corporation incorporated and domiciled in the Republic of Korea. Its’ registered office and factory are located at 298-42 Chung-buk Chungang-ro Chung-buk, Pyeong-taek, Gyounggi, Republic of Korea.

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). They have been prepared under the assumption the Company operates on a going concern basis.

Consolidated subsidiaries as of June 30, 2023

Name of the subsidiary	Major business activities	Shareholding ratio
G-Frame Co., Ltd. (G-Frame)	Manufacture G-Glass related products	100.00%
G-SMATT Europe Media Limited and its subsidiary (G-SMATT Europe) (*)	Distribute G-Glass	76.55%
G-SMATT Tech	Distribute G-Glass	100.00%
G-SMATT America (**)	Distribute G-Glass	54.63%

(*)

On November 30, 2022, G-SMATT Europe acquired 100% ownership of Inflectix Limited (“Inflectix”) as a wholly owned subsidiary for USD 301,654. Inflectix was incorporated on July 11, 2018, by Orhan Ertughrul, G-SMATT Europe’s chief executive officer. It is located in Gloucestershire, United Kingdom and provides high level technical expertise service in biotechnology investment consulting field.

(**)

In 2022, certain minority shareholders of G-SMATT America Co., Ltd (an equity method associate located in CA, USA) sold all their shares, a total of 1,470,116 shares, to the Company. As a result, the Company’s ownership in G-SMATT America Co., Ltd. increased by 12.00% from 42.63% to 54.63% and became the major shareholder. G-SMATT America Co., Ltd. is subject to consolidation from the date of the majority ownership change in July 1, 2022.

The consolidated financial statements were authorized for issuance by the Company’s management on September xx, 2023.

Information of subsidiaries as of and for the six months ended June 30, 2023 (before elimination of intercompany transactions):

					(Unit: USD)
Name of the subsidiary	Assets	Liabilities	Sales	Net income (loss)	Comprehensive income (loss)
G-Frame	5,781,882	7,093,201	571,632	(390,109)	(390,109)
G-SMATT Europe	1,676,293	6,592,241	72,701	(465,040)	(653,707)
G-SMATT Tech	90,054	6,115,732	793	(128,028)	(111,189)
G-SMATT America	2,747,598	3,127,976	365,117	(791,754)	(788,365)

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Consolidated Subsidiaries as of December 31, 2022

Name of the subsidiary	Major business activities	Shareholding ratio
G-Frame Co., Ltd. (G-Frame)	Manufacture G-Glass related products	100.00%
G-SMATT Europe Media Limited and its subsidiary (G-SMATT Europe) (*)	Distribute G-Glass	76.55%
G-SMATT Tech	Distribute G-Glass	100.00%
G-SMATT America (**)	Distribute G-Glass	54.63%

Information of subsidiaries as of December 31, 2022 and for the six months ended June 30, 2022 (before elimination of intercompany transactions):

					(Unit: USD)
	As of December 31, 2022		For the six months ended June 30, 2022
Name of the subsidiary	Assets	Liabilities	Sales	Net income (loss)	Comprehensive income (loss)
G-Frame	7,558,305	6,826,664	1,356,476	(298,198)	(298,198)
G-SMATT Europe	1,451,597	5,908,020	79,324	(468,677)	(608,448)
G-SMATT Tech	74,730	6,245,793	—	(123,972)	(40,280)
G-SMATT America(*)	3,413,876	3,001,074	—	—	—

(*) In 2022, certain minority shareholders of G-SMATT America Co., Ltd (an equity method associate located in CA, USA) sold all their shares, a total of 1,470,116 shares, to the Company. As a result, the Company’s ownership in G-SMATT America Co., Ltd. increased by 12.00% from 42.63% to 54.63% and became the major shareholder. G-SMATT America Co., Ltd. is subject to consolidation from the date of the majority ownership change in July 1, 2022.

Going Concern

The Company has an outstanding deficit of USD 61,429,967 and USD 62,348,576 as of June 30, 2023 and at the end of 2022, respectively, and the current liabilities also exceed current assets by USD 13,621,220 and USD 18,531,567 as of June 30 2023 and at the end of 2022, respectively.

Despite the accumulated losses, the Company has established the following mitigation plans to achieve stable operating profit and continue as a going concern.

Classification	Mitigation plan
Improvement in business	Achieve positive operating profit by increasing sales and reducing operating expenses. Pro-active sales plans for 2023 are in place and contract with new customers is being prepared as of the reporting date.

Subsequent debt to equity conversion (*)	Mitigate capital impairment by the debt-to-equity conversion.

Merger with Jaguar	On March 2, 2023, the Company and Jaguar Global Growth Corporation I (“JGGC”) have entered into a definitive business combination agreement that would result in the Company becoming a publicly traded company. On May 5, it was announced that a registration statement on Form F-4 had been publicly filed with the US Securities and Exchange Commission. The closing of the business combination between the Company and JGGC is scheduled to be completed on September 29, 2023.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

(*) Subsequent to June 30, 2023, the Company initiated two equity conversion agreements on August 1, 2023. Under these agreements, the Company committed to converting a total of KRW 3,290,288,000 of outstanding debt and trade payables into the Company’s Common Shares (the “Debt to Equity Conversion”). Following the conversion, the number of the Company’s Common Shares increased by 357,640 shares.

The Company’s consolidated financial statements were prepared on the assumption that the Company will continue as a going concern and are accounted for under the assumption that the Company’s assets and liabilities could be recovered or repaid through normal business activities.

In a situation where the validity of the going concern assumption, which is the premise of preparing the Company’s financial statements, is questioned, there may be certain uncertainty relating to the feasibility of financing plans for debt repayment, new business, and financial improvement plans. However, considering the above management’s mitigation plans, the Company has strong feasibility to continue as a going concern and achieve positive operating profits in the near future.

3.	Basis of Presenting Financial Statements

Basis of Measurement

The consolidated financial statements have been prepared on the historical cost basis except for the following material items in the consolidated statement of financial position:

•	Certain financial assets and liabilities – measured at fair value

Functional and Reporting Currency

Functional and reporting currency

Each subsidiary’s financial statements of the Company are reported in the subsidiary’s functional currency, which is the currency of the primary economic environment in which each subsidiary operates. The consolidated financial statements are presented in US dollar, which is the Company’s reporting currency, whilst the functional currency is in Korean won.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at period end exchange rates are generally recognized in profit or loss. They are deferred in other comprehensive income if they relate to qualifying cash flows hedges and qualifying effective portion of net investment hedges or are attributable to monetary part of the net investment in a foreign operation. Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss and translation differences on non-monetary assets such as equities classified as available-for-sale financial assets are recognized in other comprehensive income.

Fair Value Hierarchy

To provide an indication about the reliability of the inputs used in determining fair value, the Company classifies its financial instruments into the three levels prescribed under the accounting standards. Financial instruments that are measured at fair value are categorized by the fair value hierarchy, and the defined levels are as follows:

Level 1: The fair value of financial instruments traded in active markets is based on quoted market prices at the end of the reporting period. The quoted market price used for financial assets held by the Company is the current bid price. These instruments are included in level 1.

Level 2: The fair value of financial instruments that are not traded in an active market is determined using valuation techniques which maximize the use of observable market data and rely as little as possible on entity-specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

Level 3: If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

4.	Summary of Significant Accounting Policies

The significant accounting policies followed by the Company in the preparation of its consolidated financial statements are as follows:

Significant Accounting Estimates and Assumptions

The preparation of financial statements in conformity with IFRS requires management to make significant estimates and assumptions that affect the assets, liabilities, revenues and expenses, and other related amounts during the periods covered by the financial statements. Management routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increases, these judgments become more subjective and complex. The Company has identified the following accounting policies as the most important to the presentation and disclosure of the financial condition and results of operations.

Subsidiaries

The Company has prepared the consolidated financial statements in accordance with IFRS 10 Consolidated Financial Statements.

Subsidiaries

Subsidiaries are all entities over which the Company has control. The Company controls an entity when the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Company. They are deconsolidated from the date that control ceases.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

The acquisition method of accounting is used to account for business combinations by the Company. The consideration transferred is measured at the fair values of the assets transferred, and identifiable assets acquired, and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The Company recognizes any non-controlling interest in the acquired entity on an acquisition-by-acquisition basis either at fair value or at the non-controlling interest’s proportionate share of the acquired entity’s net identifiable assets. All other non-controlling interests are measured at fair values, unless otherwise required by other standards. Acquisition-related costs are expensed as incurred.

The excess of consideration transferred, amount of any non-controlling interest in the acquired entity and acquisition-date fair value of any previous equity interest in the acquired entity over the fair value of the net identifiable assets acquired is recoded as goodwill. If those amounts are less than the fair value of the net identifiable assets of the business acquired, the difference is recognized directly in the profit or loss as a bargain purchase.

Intercompany transactions, balances and unrealized gains on intercompany transactions are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. The accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Company.

Changes in ownership interests in subsidiaries without change of control

Any differences between the amount of the adjustment to non-controlling interest that do not result in a loss of control and any consideration paid or received is recognized in a separate reserve within equity attributable to owners of the Controlling Company.

Disposal of subsidiaries

When the Company ceases to consolidate for a subsidiary because of a loss of control, any retained interest in the subsidiary is remeasured to its fair value with the change in carrying amount recognized in profit or loss.

Associates

Associates are entities over which the Company has significant influence but does not possess control or joint control. Investments in associates are accounted for using the equity method of accounting, after initially being recognized at cost. Unrealized gains on transactions between the Company and its associates are eliminated to the extent of the Company’s interest in the associates. If the Company’s share of losses of an associate equal or exceeds its interest in the associate (including long-term interests that, in substance, form part of the Company’s net investment in the associate), the Company discontinues recognizing its share of further losses. After the Company’s interest is reduced to zero, additional losses are provided for, and a liability is recognized, only to the extent that the Company has incurred legal or constructive obligations or made payments on behalf of the associate. If there is objective evidence of impairment for the investment in the associate, the Company recognizes the difference between the recoverable amount of the associate and its book amount as impairment loss. If an associate uses accounting policies other than those of the Company for transactions and events in similar circumstances, if necessary, adjustments shall be made to make the associate’s accounting policies conform to those of the Company when the associate’s financial statements are used by the Company in applying the equity method.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Cash and cash equivalents

Cash and cash equivalents include all cash balances and short-term highly liquid investments with an original maturity of three months or less that are readily convertible into known amounts of cash.

Non-derivative financial assets

Recognition and initial measurement

Trade receivables and debt instruments issued are initially recognized when they are originated. All other financial assets are recognized in statement of financial position when, and only when, the Company becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) is initially measured at fair value plus, for an item not at Fair Value Through Profit or Loss (FVTPL), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

Classification and subsequent measurement

On initial recognition, a financial asset is classified as measured at: amortized cost; Fair Value through Other Comprehensive Income (FVOCI) – debt investment; FVOCI – equity investments; or FVTPL. Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the subsequent reporting period following the change in the business model.

A financial asset is measured as at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

•	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	Its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

•	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

•	the contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured as at FVTPL. This includes all derivative financial assets. At initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Derecognition

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, it transfers the rights to receive the contractual cash flows of the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred, or it transfers or does not retain substantially all the risks and rewards of ownership of a transferred asset, and does not retain control of the transferred asset.

If the Company has retained substantially all the risks and rewards of ownership of the transferred asset, the Company continues to recognize the transferred asset.

Offset

Financial assets and liabilities are offset, and the net amount is presented in the consolidated statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

Trade Receivables

Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components when they are recognized at fair value. Trade receivables are subsequently measured at amortized cost using the effective interest method, less loss allowance.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the moving average method, except for inventories in-transit.

Property, Plant and Equipment

Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes an expenditure that is directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labor, any costs directly attributable to bringing the assets to a working condition for their intended use, the costs of dismantling and removing the items and restoring the site on which they are located and borrowing costs on qualifying assets.

The gain or loss arising from the derecognition of an item of property, plant and equipment is determined as the difference between the net disposal proceeds, if any, and the carrying amount of the item, and recognized in other income or other expenses.

Subsequent costs

Subsequent expenditure on an item of property, plant and equipment is recognized as part of its cost only if it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.

Depreciation

Land is not depreciated, and depreciation of other items of property, plant and equipment is recognized in profit or loss on a straight-line basis, reflecting the pattern in which the asset’s future economic benefits are expected to be consumed by the Company. The residual value of property, plant and equipment is zero.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Estimated useful lives of the assets are as follows:

Items	Estimated useful lives (years)
Buildings and structures	40
Machinery	10
Others	5

Depreciation methods, useful lives and residual values are reviewed at each financial period-end and adjusted if appropriate and any changes are accounted for as changes in accounting estimates.

Intangible Assets

Intangible assets are initially measured at cost. Subsequently, intangible assets are measured at cost less accumulated amortization and accumulated impairment losses. Intangible assets are amortized in a straight-line method for five years with the residual value of zero from the time they are available.

Subsequent costs

Subsequent expenditures are capitalized only when they increase the future economic benefits embodied in the specific intangible asset to which they relate. All other expenditures, including expenditures on internally generated brands, are recognized in profit or loss as incurred.

Impairment for Non-financial assets

The carrying amounts of the Company’s non-financial assets, other than assets arising from employee benefits, inventories, and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For intangible assets that have indefinite useful lives or that are not yet available for use, irrespective of whether there is any indication of impairment, the recoverable amount is estimated each year.

An impairment loss is recognized if the carrying amount of an asset exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss.

In respect of assets other than goodwill, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of accumulated depreciation or amortization, if no impairment loss had been recognized from the acquisition cost. An impairment loss in respect of goodwill is not reversed.

Deferred Income Tax

The Company’s taxable income generated from these operations are subject to income taxes based on tax laws and interpretations of tax authorities in numerous jurisdictions. There are many transactions and calculations for which the ultimate tax determination is uncertain.

If certain portion of the taxable income is not used for investments or increase in wages or dividends in accordance with the Tax System for Recirculation of Corporate Income, the Company is liable to pay additional income tax calculated based on the tax laws. Accordingly, the measurement of current and deferred income tax is affected by the tax effects from the new tax system. As the Company’s income tax is dependent on the investments, as well as wage and dividends increase, there is an uncertainty measuring the final tax effects.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

Impairment of Financial Assets

The provision for impairment for financial assets is based on assumptions about risk of default and expected loss rates. The Company uses judgement in making these assumptions and selecting the inputs to the impairment calculation based on the Company’s past history, existing market conditions as well as forward looking estimates at the end of each reporting period.

Net Defined Benefit Liability

The present value of net defined benefit liability depends on several factors that are determined on an actuarial basis using a number of assumptions including the discount rate.

Non-derivative financial liabilities

The Company classifies financial liabilities as financial liabilities at profit or loss and other financial liabilities according to the substance of the contract and the definition of financial liabilities and recognizes them in its statement of financial position when it becomes a party to the contract.

Financial liabilities at profit or loss

Financial liability at profit or loss includes a short-term trading financial liability or a financial liability designated as financial liability at profit or loss at initial recognition. A financial liability at profit or loss is measured at fair value after initial recognition and changes in fair value are recognized in profit or loss. On the other hand, transaction costs incurred in connection with the issuance at initial recognition are recognized in profit or loss immediately upon occurrence.

Other financial liabilities

Non-derivative financial liabilities that are not classified as financial liabilities at profit or loss are classified as other financial liabilities. Other financial liabilities are measured at fair value minus transaction costs directly related to issuance at initial recognition. Subsequently, other financial liabilities are measured at amortized cost using the effective interest method and interest expenses are recognized using the effective interest method.

Financial liabilities are removed from the statement of financial position only when they are extinguished, i.e., contractual obligations are fulfilled, cancelled, or expired.

Trade and other Payables

These amounts represent liabilities for goods and services provided to the Company prior to the end of reporting period which are unpaid. Trade and other payables are presented as current liabilities, unless payment is not due within 12 months after the reporting period. They are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Employee benefits

Short-term employee benefits

Short-term employee benefits that are due to be settled within twelve months after the end of the period in which the employees render the related service are recognized in profit or loss on an undiscounted basis.

Defined contribution plan

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in profit or loss in the period during which services are rendered by employees.

Defined benefit plan

A defined benefit plan is a post-employment benefit plan other than defined contribution plans. The Company’s net obligation in respect of its defined benefit plan is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value. The fair value of any plan assets is deducted.

The calculation is performed annually by an independent actuary using the projected unit credit method. The discount rate is the yield at the reporting date on high quality corporate bonds that have maturity dates approximating the terms of the Company’s obligations and that are denominated in the same currency in which the benefits are expected to be paid. The Company recognizes all actuarial gains and losses arising from defined benefit plans in retained earnings immediately.

The Company determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then-net defined benefit liability (asset), considering any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Consequently, the net interest on the net defined benefit liability (asset) now comprises interest cost on the defined benefit obligation, interest income on plan assets, and interest on the effect on the asset ceiling.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. The Company recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs.

Termination benefits

The Company recognizes expense for termination benefits at the earlier of the date when the entity can no longer withdraw the offer of those benefits and when the entity recognizes costs for a restructuring involving the payment of termination benefits. If the termination benefits are not expected to be settled wholly before twelve months after the end of the annual reporting period, the Company measures the termination benefit with the present value of future cash payments.

Share-based payments

Equity-settled share-based payment is recognized at fair value of equity instruments granted, and employee benefit expense is recognized over the vesting period. At the end of each period, the Company revises its estimates of the number of options that are expected to vest based on the non-market vesting and service conditions. It recognizes the impact of the revision to original estimates, if any, in profit or loss, with a corresponding adjustment to equity.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Provisions

Provisions for product warranties, litigations and claims, and others are recognized when the Company presently hold legal or constructive obligation as a result of past events, and when it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period, and the increase in the provision due to the passage of time is recognized as interest expense.

Leases

The Company leases various repeater server racks, offices, communication line facilities, machinery, and cars. Contracts may contain both lease and non-lease components. The Company allocates the consideration in the contract to the lease and non-lease components based on their relative stand-alone prices. However, for leases of real estate for which the Company is lessee, the Company applies the practical expedient which has elected not to separate lease and non-lease components and instead accounts them as a single lease component.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

•	Fixed payments (including in-substance fixed payments), less any lease incentives receivable

•	Variable lease payment that are based on an index or a rate, initially measured using the index or rate as at the commencement date

•	Amounts expected to be payable by the Company (the lessee) under residual value guarantees

•	The exercise price of a purchase option if the Company (the lessee) is reasonably certain to exercise that option, and

•	Payments of penalties for terminating the lease, if the lease term reflects the Company (the lessee) exercising that option

Measurement of lease liability also includes payments to be made in optional periods if the lessee is reasonably certain to exercise an option to extend the lease.

The Company determines the lease term as the non-cancellable period of a lease, together with both (a) periods covered by an option to extend the lease if the lessee is reasonably certain to exercise that option; and (b) periods covered by an option to terminate the lease if the lessee is reasonably certain not to exercise that option. When the lessee and the lessor each has the right to terminate the lease without permission from the other party, the Company should consider a termination penalty in determining the period for which the contract is enforceable.

The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be determined, the lessee’s incremental borrowing rate is used, which is the rate that the lessee would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions.

The Company is exposed to potential future increases in variable lease payments based on an index or rate, which are not included in the lease liability until they take effect. When adjustments to lease payments based on an index or rate take effect, the lease liability is reassessed and adjusted against the right-of-use asset.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease period in order to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right-of-use assets are measured at cost comprising the following:

•	amount of the initial measurement of lease liability

•	any lease payments made at or before the commencement date less any lease incentives received

•	any initial direct costs (leasehold deposits)

•	restoration costs

The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the Company is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life.

Payments associated with short-term leases and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less, such as mechanical devices and cars. Low-value assets are comprised of tools, equipment, and others.

Paid-in Capital

Common shares are classified as capital, and incremental costs incurred directly related to capital transactions are deducted from capital as a net amount reflecting tax effects. If the Company reacquires its own equity instruments, these equity instruments are deducted directly from equity as subjects of equity. Profit or loss in the case of purchasing, selling, issuing, or incinerating a self-interest product is not recognized in profit or loss.

Revenue from contracts with customers

The Company generates revenue primarily from sale and installation of LED display glasses. Product revenue is recognized when a customer obtains control over the Company’s products, which typically occurs upon delivery or completion of installation depending on the terms of the contracts with the customer.

Finance Income

Finance income comprises interest income on funds invested (including debt instruments measured at FVOCI), gains on disposal of debt instruments measured at FVOCI, and changes in fair value of financial assets at FVTPL. Interest income is recognized as it accrues in profit or loss, using the effective interest method.

Income Tax

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax

Current tax comprises the expected tax payable or receivable on the taxable profit or loss for the year, using tax rates enacted or substantively enacted at the reporting date and any adjustment to tax payable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

The taxable profit is different from the accounting profit for the period since the taxable profit is calculated excluding the temporary differences, which will be taxable or deductible in determining taxable profit (tax loss) of future periods, and non-taxable or non-deductible items from the accounting profit.

Deferred tax

Deferred tax is recognized, using the asset and liability method, in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax assets are recognized to the extent that it is probable that future taxable income will be available against which the deductible temporary differences, unused tax losses and unrecognized tax credit carryforwards can be utilized. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and deferred tax assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

The Company recognizes a deferred tax liability for all taxable temporary differences associated with investments in subsidiaries, associates, and interests in joint ventures, except to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that the temporary differences will not reverse in the foreseeable future. A deferred tax asset is recognized for all deductible temporary differences to the extent that it is probable that the differences relating to investments in subsidiaries, associates and joint ventures will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilized.

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

The Company offsets deferred tax assets and deferred tax liabilities if, and only if the Company has a legally enforceable right to set off current tax assets against current tax liabilities and the deferred tax assets and the deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously.

Earnings (Loss) Per Share

GLAAM, the Controlling Company presents basic and diluted earnings (loss) per share (“EPS”) data for its common stocks. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Controlling Company by the weighted average number of common stocks outstanding during the period.

Dividend

Dividend distribution to the Company’s shareholders is recognized as a liability in the financial statements in the period in which the dividends are approved by the Company’s shareholders.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Information by revenue categories

Revenue: The Company consists of a single operating segment.

Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Product	11,239,035	12,213,452
Service (*)	1,323,145	1,192,881

Total	12,562,180	13,406,333

(*)

On March 27, 2023, GLAAM and GLAAM Malaysia Sdn. Bhd made an exclusive distribution and license agreement. Per the agreement, in consideration for the exclusive territorial distribution rights and license granted to, GLAAM Malaysia Sdn. Bhd paid a royalty payment of total USD 760,000.

Information about key customers

Two key customers, Inspire Casino Resort and GLAAM Malaysia, during the six months ended June 30, 2023, account for more than 50% of the Company’s sales.

Critical Accounting Estimates and Assumptions

The Company makes estimates and assumptions concerning the future. The estimates and assumptions are continuously evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the current circumstances. Actual results may differ from these estimates.

5.	Cash and cash equivalents

Cash and cash equivalents as of June 30, 2023 and December 31, 2022, are as follows:

		(Unit: USD)
Cash and cash equivalent breakdown	As of June 30, 2023	As of December 31, 2022
Cash in bank	73,625	196,627

There are no restricted financial instruments as of June 30, 2023 and December 31, 2022.

6.	Financial Instruments by categories

Financial Instruments as of June 30, 2023, by categories are as follows:

				(Unit: USD)
Assets in Financial Position	As of June 30, 2023
	Financial assets at amortized cost	Financial assets at fair value through profit or loss	Financial assets at fair value through other comprehensive income	Total
Cash and cash equivalents	73,625	—	—	73,625
Trade receivables	8,834,914	—	—	8,834,914
Long-term trade receivables	1,763,457	—	—	1,763,457
Non-current financial assets	—	103,435	—	103,435
Lease deposits	176,847	—	—	176,847
Other deposits	3,798,526	—	—	3,798,526

Total	14,647,369	103,435	—	14,750,804

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

				(Unit: USD)
Liabilities in Financial Position	As of June 30, 2023
	Financial liabilities at amortized cost	Financial assets at fair value through profit or loss	Others	Total
Trade payables	6,937,392	—	—	6,937,392
Short-term borrowings	13,537,122	—	—	13,537,122
Convertible bond (*)	1,868,507			1,868,507
Current portion of long-term liabilities	1,234,765	—	—	1,234,765
Current portion of lease liabilities	99,248	—	—	99,248
Long-term borrowings	4,728,047	—	—	4,728,047
Long-term lease liabilities	23,726	—	—	23,726

Total	28,428,807	—	—	28,428,807

(*)

On March 23, 2023, the Company issued a convertible bond (“CB”) to Charm Savings Bank in an aggregate principal amount of KRW 2,500,000,000. The CB accrues interest at an annual rate of 10% and is set to mature on March 23, 2024.

Financial Instruments as of December 31, 2022, by categories are as follows:

				(Unit: USD)
Assets in Financial Position	As of December 31, 2022
	Financial assets at amortized cost	Financial assets at fair value through profit or loss	Financial assets at fair value through other comprehensive income	Total
Cash and cash equivalents	196,627	—	—	196,627
Trade receivables	697,999	—	—	697,999
Non-current financial assets	—	107,890	—	107,890
Security deposits	207,825	—	—	207,825
Other deposits	4,307,756	—	—	4,307,756

Total	5,410,207	107,890	—	5,518,097

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

				(Unit: USD)
Liabilities in Financial Position	As of December 31, 2022
	Financial liabilities at amortized cost	Financial assets at fair value through profit or loss	Others	Total
Trade payables	7,184,181	—	—	7,184,181
Short-term borrowings	11,863,506	—	—	11,863,506
Current portion of long-term liabilities	2,001,142	—	—	2,001,142
Current portion of lease liabilities	108,488	—	—	108,488
Long-term borrowings	4,741,358	—	—	4,741,358
Security deposit received	69,836	—	—	69,836
Long-term lease liabilities	24,694	—	—	24,694

Total	25,993,205	—	—	25,993,205

7.	Trade receivables

Trade receivables as of June 30, 2023 and December 31, 2022, are as follows:

				(Unit: USD)
Classification	As of June 30, 2023		As of December 31, 2022
	Current	Non-current	Current	Non-current
Trade receivables (*)	8,834,914	1,763,457	697,999	—
Allowance for bad debts	—	—	—	—

Net Trade receivables	8,834,914	1,763,457	697,999	—

(*)

As of June 30, 2023, the balance of trade receivables primarily consists of USD 3,259,135 and USD 1,763,457, which are receivable from Inspire Casino Resort for the Incheon Yeongjongdo Inspire Project. Furthermore, there is a trade receivable of USD 1,130,007 included, which is associated with the distribution rights sold to GLAAM Malaysia.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

8.	Other current financial assets

Other current financial assets as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)
Classification	As of June 30, 2023	As of December 31, 2022
Short-term loan	770,878	639,491
Accrued income	83,240	76,649
Other	187	319,790

Total	854,305	1,035,930

9.	Prepayments and other short-term assets

Prepayments and other short-term assets as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)
Classification	As of June 30, 2023	As of December 31, 2022
Advanced payments (*)	2,647,317	1,503,365
Prepaid expenses	20,893	17,552
Value added tax (VAT) receivable	10,830	—

Total	2,679,040	1,520,917

(*)	Advanced payments as of June 30, 2023, is mainly composed of USD 862,300 for the professional fee related to the business combination and USD 151,941 for the convertible bond related advance payments.

10.	Inventories

Inventories as of June 30, 2023, are as follows:

	(Unit: USD)
Classification	As of June 30, 2023
	Acquisition cost	Provision for valuation of inventory	Book value
Products	4,980,257	—	4,980,257
Raw material	1,595,090	(181,018)	1,414,072

Total	6,575,347	(181,018)	6,394,329

Inventories as of December 31, 2022, are as follows:

	(Unit: USD)
Classification	As of December 31, 2022
	Acquisition cost	Provision for valuation of inventory	Book value
Products	4,671,074	—	4,671,074
Raw material	1,246,042	(202,764)	1,043,278

Total	5,917,116	(202,764)	5,714,352

The spread of COVID-19 posed material impact on the global economy in 2022. Therefore, the Company experienced a devasting impact on its financial position and performance including, but not limited to, decrease of productivity, inventory obsolescence, delayed or cancelled contracts, and collection of existing receivables. Consequently, the Company decided to reassess the significant accounting estimates and assumptions applied in the preparation of the consolidated financial statements.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Due to contract cancellation, GLAAM’s product inventory of USD 3,705,865 and USD 1,439,096 were returned from the customer on September 29 and December 30, 2022, respectively.

The Company wrote off USD 1,273,916 of GLAAM’s returned inventory as impaired.

Additionally, in 2022, the Company wrote off USD 4,922,600 of G-SMATT America’s inventory which were held for more than two years and considered as obsolete. The remaining balance of G-SMATT America inventory as of June 30, 2023 and December 31, 2022, was USD 0 and USD 170,603, respectively.

11.	Non-current financial assets

Non-current financial assets as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)
Classification	As of June 30, 2023	As of December 31, 2022
Fair value of membership in Construction Association of Republic of Korea	103,435	107,890

Total	103,435	107,890

		(Unit: USD)
	As of June 30, 2023	As of December 31, 2022
Beginning balance	107,890	114,520
Foreign currency translation differences for foreign operations	(4,455)	(6,630)

Ending balance	103,435	107,890

12.	Investments accounted for using the equity method

Investment accounted for using the equity method as of June 30, 2023 and December 31, 2022, are as follows:

	As of June 30, 2023
Classification	Company	GLAAM stake holding ratio	G-FRAME stake holding ratio	Location	Financial statement date	Business type
Associates	Chenjin Chungjeolneung Ltd.	33.00%	—	China	2023.06.30	Manufacturing
	G-SMATT JAPAN	28.73%	11.43%	Japan	2023.06.30	Retail
	G-SMATT HONGKONG	20.00%	7.40%	Hongkong	2023.06.30	Retail

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

	As of December 31, 2022
Classification	Company	GLAAM stake holding ratio	G-FRAME stake holding ratio	Location	Financial statement date	Business type
Associates	Chenjin Chungjeolneung Ltd.	33.00%	—	China	2022.12.31	Manufacturing
	G-SMATT JAPAN	28.73%	11.43%	Japan	2022.12.31	Retail
	G-SMATT HONGKONG	20.00%	7.40%	Hongkong	2022.12.31	Retail

Summary financial statements for associates are follows:

						(Unit: USD)
	As of June 30, 2023
Classification	Company	Assets	Liabilities	Sales	Net income (loss)	Comprehensive income (loss)
Associates	Chenjin Chungjeolneung Ltd.	27,312,378	32,925,353	—	(290,098)	(290,098)
	G-SMATT JAPAN	8,691,354	4,408,582	3,303,183	16,520	16,520
	G-SMATT HONGKONG	330,860	4,291,674	—	(268,417)	(268,417)

						(Unit: USD)
	As of December 31, 2022			For the six months ended June 30, 2022
Classification	Company	Assets	Liabilities	Sales	Net income (loss)	Comprehensive income(loss)
Associates	Chenjin Chungjeolneung Ltd.	27,376,845	32,703,114	25,508	(494,854)	(494,854)
	G-SMATT JAPAN	10,649,564	5,831,552	946,160	(347,847)	(347,847)
	G-SMATT HONGKONG	377,895	3,832,029	—	(252,310)	(252,310)
	G-SMATT America	2,747,598	3,127,976	84,914	(1,067,826)	(1,067,826)
	Korea Networks (*)	—	—	—	(799,333)	(799,333)

(*)	Korea Networks, in which the Company was holding 32.98% ownership, ceased its operation on October 19, 2022.

The details of adjusting the financial information amount of the associates to the carrying amount of the stake in the associates held by GLAAM are as follows:

					(Unit: USD)
	As of June 30, 2023
Company	Net asset (a)	Stake holding ratio (b)	Net asset applied to stake holding ratio (a*b)	Goodwill	Book value
Chenjin Chungjeolneung Ltd.	(5,612,975)	33.00%	—	—	—
G-SMATT JAPAN	4,282,773	28.73%	1,230,441	575,384	1,805,825
G-SMATT HONGKONG	(3,960,814)	20.00%	—	—	—

Total					1,805,825

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

					(Unit: USD)
As of December 31, 2022
Company	Net asset (a)	Stake holding ratio (b)	Net asset applied to stake holding ratio (a*b)	Goodwill	Book value
Chenjin Chungjeolneung Ltd.	(5,326,269)	33.00%	—	—	—
G-SMATT JAPAN	4,818,011	28.73%	1,384,215	600,170	1,984,384
G-SMATT HONGKONG	(3,454,134)	20.00%	—	—	—

Total					1,984,384

The details of adjusting the financial information amount to the carrying amount of the stake in the major associates held by G-Frame are as follows:

					(Unit: USD)
As of June 30, 2023
Company	Net asset (a)	Stake holding ratio (b)	Net asset applied to stake holding ratio (a*b)	Goodwill	Book value
G-SMATT JAPAN	4,282,773	11.43%	489,521	232,428	721,949
G-SMATT Hong Kong	(3,960,814)	7.40%	—	—	—

Total					721,949

					(Unit: USD)
As of December 31, 2022
Company	Net asset (a)	Stake holding ratio (b)	Net asset applied to stake holding ratio (a*b)	Goodwill	Book value
G-SMATT JAPAN	4,818,011	11.43%	550,699	242,536	793,235
G-SMATT Hong Kong	(3,454,134)	7.40%	—	—	—

Total					793,235

13.	Property, Plant, and Equipment

Property, plant and equipment as of June 30, 2023 and December 31, 2022, are as follows:

(Unit : USD)
As of June 30, 2023
Classification	Beginning	Acquisition	Depreciation	Disposal	Others (*)	Ending
Lands	5,449,778	—	—	—	(225,063)	5,224,715
Buildings	3,214,244	—	(61,503)	—	(131,785)	3,020,956
Structures	9,974	—	(300)	—	(409)	9,265
Machineries	2,085,058	142,876	(156,267)	—	(85,623)	1,986,044

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Vehicles	16,111	—	(1,821)	—	(637)	13,653
Tools	12,786	—	(7,329)	—	(181)	5,276
Furniture	67,591	18,897	(20,773)	—	(3,361)	62,354
Facilities	64,781	—	(9,956)	—	(2,521)	52,304
ROU assets	134,847	111,977	(114,402)	(1,602)	(5,506)	125,314

Total	11,055,170	273,750	(372,351)	(1,602)	(455,086)	10,499,881

(*)	Others are from differences in foreign currency translations associated with overseas subsidiaries.

						(Unit : USD)
As of December 31, 2022
Classification	Beginning	Acquisition	Addition from acquisition	Depreciation	Disposal	Others (*)	Ending
Lands	4,543,328	3,233,219	—	—	(2,090,933)	(235,836)	5,449,778
Buildings	7,343,309	2,152,654	—	(234,555)	(5,535,877)	(511,287)	3,214,244
Structures	448,653	—	—	(11,520)	(391,586)	(35,573)	9,974
Machineries	2,972,429	1,179,928	—	(643,617)	(1,234,535)	(189,147)	2,085,058
Vehicles	2,328	18,262	—	(4,667)	—	188	16,111
Tools	20,874	—	23,268	(15,195)	(1)	(16,160)	12,786
Furniture	45,287	21,672	116,985	(25,217)	—	(91,136)	67,591
Facilities	273,904	—	—	(187,572)	(1,198)	(20,353)	64,781
ROU assets	359,543	24,525	—	(223,981)	—	(25,240)	134,847

Total	16,009,655	6,630,260	140,253	(1,346,324)	(9,254,130)	(1,124,544)	11,055,170

(*)	Others are from differences in foreign currency translations associated with overseas subsidiaries.

14.	Intangible assets

Intangible assets as of June 30, 2023 and December 31, 2022, are as follows:

				(Unit : USD)
Classification	Beginning	Amortization	Difference in Foreign currency translation	Ending
Industrial rights	59,339	(12,084)	(2,263)	44,992
Software	134,639	(47,469)	(4,824)	82,346
Trademark	27	(19)	(1)	7
Distribution rights	5,845,516	(871,004)	(38,720)	4,935,792

Total	6,039,521	(930,576)	(45,808)	5,063,137

							(Unit : USD)
As of December 31, 2022
Classification	Beginning	Addition from acquisition		Amortization	Impairment	Difference in Foreign currency translation	Ending
Industrial rights	94,276	—		(28,793)	—	(6,144)	59,339
Software	251,108	—		(99,561)	—	(16,908)	134,639
Trademark	399	—		(341)	—	(31)	27
Distribution rights	3,903,251	3,540,675	(*)	(1,309,611)	—	(288,799)	5,845,516

Total	4,249,034	3,540,675		(1,438,306)	—	(311,882)	6,039,521

(*)	Distribution rights added from consolidation of G-Smatt America

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Distribution Rights

GLAAM

On July 31, 2015, GLAAM granted exclusive distribution rights for GLAAM’s products for 10 years to G-SMATT Global, a former related party of GLAAM. GLAAM received USD 8,571,404 from G-SMATT Global as consideration for granting exclusive distribution rights. Per the agreement, if G-SMATT Global regrants this distribution rights to another party, GLAAM is subject to receive 50% of the consideration received from another party for regranting the distribution rights.

On March 7, 2019, the aforementioned agreement between GLAAM and G-SMATT Global was amended so that GLAAM can distribute the Company’s products. As a result, GLAAM acquired 50% of the consideration received from G-SMATT Global in connection with the original agreement made on July 31, 2015 for this distribution right as intangible assets. The amount paid to G-SMAAT is being amortized by the Company using the straight-line method over the remaining period of the original contract term.

In 2022, the Company received a valuation on USD 1,593,310 of GLAAM’s distribution right by third party and it was concluded that the recoverable amount is greater than the book balance as of December 31, 2022. Since this assessment, the Company does not believe there are any indicators of impairment requiring subsequent analysis, and as of June 30, 2023, the remaining balance of distribution rights was USD 1,231,728 net of amortization.

G-SMATT America

On June 15, 2016, exclusive distribution and license agreement was made for 10 years between G-SMATT Global, a former related party of GLAAM, and G-SMATT America. Per the agreement, in consideration for the exclusive territorial distribution rights and license granted to, G-SMATT America paid a one-off, non-refundable royalty fee of USD 8,571,404. Per the exclusive distribution right agreement made between GLAAM and G-SMATT Global, though, 50% of the consideration received when regranting the exclusive distribution right to another party should be paid to GLAAM. Accordingly, 50% of the consideration received from G-SMATT America was paid to GLAAM by G-SMATT Global after finalizing the exclusive distribution contract with G-SMATT America.

In 2022, the Company received a valuation on USD 3,120,320 of G-SMATT America’s distribution right by third party and it was concluded that the recoverable amount is greater than the book balance as of December 31, 2022. Since this assessment, the Company does not believe there are any indicators of impairment requiring subsequent analysis, and as of June 30, the remaining balance of distribution rights was USD 2,666,462 net of amortization.

G-SMATT Europe

On March 27, 2017, G-SMATT Global and G-SMATT Europe made exclusive distribution and license agreements for an initial term of 10 years. For the exclusive territorial distribution rights and license granted, G-SMATT Europe paid USD 2,762,760, and it is being amortized using the straight-line method over a useful life of 10 years. As in the case when exclusive distribution contract made with G-SMATT America, 50% of the consideration received from G-SMATT Europe was paid by G-SMATT Global to GLAAM, accordingly.

In 2022, the Company received a valuation on USD 1,131,886 of G-SMATT Europe’s distribution right by a third party and it was concluded that the recoverable amount is greater than the book balance as of December 31, 2022. Since this assessment, the Company does not believe there are any indicators of impairment requiring subsequent analysis, and as of June 30, 2023, the remaining balance of distribution rights was USD 1,037,602 net of amortization.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

15.	Deposits

Other non-current assets as of June 30, 2023 and December 31, 2022, are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Security deposits, net(*)	176,847	207,825
Other deposits(**)	3,798,526	4,307,756

Total	3,975,373	4,515,581

(*) Related to the lease deposit paid for the office, warehouse, employees’ dormitory, and corporate leased vehicle.

(**) As of June 30, 2023, other deposits are entirely composed of escrowed deposit (KRW 5,000,000,000) related to “Trinit Co., Ltd.” in conjunction with disposing of “G-SMATT Global Co., Ltd.” in 2019.

16.	Leases

Changes in Right-of-Use assets as of June 30, 2023 and December 31, 2022 are as follows:

						(Unit: USD)

As of June 30, 2023
Classification	Beginning	Acquisition	Depreciation	Contract termination	Loss from translating foreign operations	Ending
Buildings	104,083	111,977	(106,587)	(1,602)	(4,357)	103,514
Vehicles	30,764	—	(7,815)	—	(1,149)	21,800

Total	134,847	111,977	(114,402)	(1,602)	(5,506)	125,314

							(Unit: USD)
As of December 31, 2022
Classification	Beginning	Acquisition	Depreciation	Change in contract	Contract termination	Loss from translating foreign operations	Ending
Buildings	304,063	24,525	(202,977)	6,612	(6,425)	(21,715)	104,083
Vehicles	55,480	—	(21,004)	—	—	(3,712)	30,764
Total	359,543	24,525	(223,981)	6,612	(6,425)	(25,427)	134,847

Changes in lease liabilities as of June 30, 2023 and December 31, 2022 are as follows:

						(Unit: USD)

As of December 31, 2023
Classification	Beginning	Acquisition	Interest	Payments	Contract termination	Loss from translating foreign operations	Ending
Liabilities	133,182	106,940	6,301	(109,325)	(1,522)	(12,602)	122,974

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

							(Unit: USD)
As of December 31, 2022
Classification	Beginning	Acquisition	Interest	Payments	Change in contract	Contract termination	Loss from translating foreign operations	Ending
Liabilities	350,973	21,801	15,601	(231,156)	6,305	(5,555)	(24,787)	133,182

Amount recognized of profit or loss in relation to the lease is as follows:

		(Unit: USD)
Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Right-of-Use assets
Buildings	106,587	113,518
Vehicles	7,815	13,790

Subtotal	114,402	127,308

Interest expense relating to lease liabilities	6,301	9,727
Expense relating to leases of low-value assets that are not short-term leases	9,840	8,987
Miscellaneous loss (profit)	(91)	(107)

Subtotal	16,050	18,607

Total	130,452	145,915

The total cash payments for leases for the six months ended June 30, 2023 and 2022, amounts to USD 126,342 and USD 224,356 respectively.

17.	Insured assets

Insured assets as of June 30, 2023, are as follows:

			(Unit: USD)
Insurance	Insured assets	Insured amount	Notes
Package Insurance	Buildings, machineries, inventories etc.	15,346,046	Hyundai insurance
Fire insurance	Buildings, machineries, inventories etc.	2,623,565	Meritz fire
Auto insurance	Vehicles	18,917	Hyundai insurance

Total		17,988,528

Insured assets as of December 31, 2022, are as follows:

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

(Unit: USD)

Insurance	Insured assets	Insured amount	Notes

Package Insurance	Buildings, machineries, inventories etc.	16,015,024	Hyundai insurance
Fire insurance	Buildings, machineries, inventories etc.	2,736,579	Meritz fire
Auto insurance	Vehicles	22,988	Hyundai insurance

Total		18,774,591

In addition to the above insurance, the Company subscribes to industrial accident insurance for employees, comprehensive insurance for vehicle transportation equipment, and liability insurance.

18.	Other current payables and liabilities

Other payables as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Non-trade Payables	6,637,751	4,132,680
Accrued Expense	1,178,809	1,558,085

Total	7,816,560	5,690,765

Other current liabilities as of June 30, 2023 and December 31, 2022, are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Withholdings	17,785	15,086
Value added tax withheld	206,755	208,186
Advance Received	692,426	576,299

Total	916,966	799,571

19.	Other Non-current payables and liabilities

Other non-current payables as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Long-term Accounts Payable	4,391	32,062
(Present Value Discount)	(226)	(236)

Total	4,165	31,826

Other non-current liabilities as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Lease deposit	—	69,836

Total	—	69,836

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

20.	Product warranty provision

The Company provides maximum of two years of warranty for all products. The amount of product warranty provision as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Product warranty provision	34,942	36,099

Total	34,942	36,099

21.	Borrowings

Borrowings as of June 30, 2023 are as follows:

			(Unit: USD)

Type of borrowing	Borrowing from	2023 Interest rate	As of June 30, 2023
Short-term borrowings	Whale No1. M&A Private Equity Joint Venture for Small and Medium Enterprises	8.00%	3,418,674
	Samsung Securities Co., Ltd	6.00%	609,663
	Ulmus-Solon Technology Investment Partnership 1st Joint Business Execution Cooperative	6.00%	243,865
	Powergen Co., Ltd.	10.96%	736,914
	Kookmin bank	8.15%	269,392
		8.15%	607,764
	SBI savings bank	7.14%	698,929
	William Isam Company	4.00%	202,503
	Sungsoo Lee	7.90%	1,139,558
	Others	0~15.00%	5,609,860

	Subtotal		13,537,122

Current portion of long-term liabilities	United asset management Ltd.	6~7.31%	1,234,765

Convertible bond	Charm Savings Bank	10%	1,868,507

Long-term borrowings	MG Saemaeul Credit Union (Sannam)	9.00%	3,418,674
	MG Saemaeul Credit Union (Dongmun)	8.70%	759,705
	Barclays	2.50%	41,923
	Directors’ Loan	5.00%	507,745

	Subtotal		4,728,047

	Total		21,368,441

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Borrowings as of December 31, 2022 are as follows:

			(Unit: USD)

Type of borrowing	Borrowing from	2022 Interest rate	As of December 31, 2022
Short-term borrowings	Whale No1. M&A Private Equity Joint Venture for Small and Medium Enterprises	8.00%	3,565,938
	Samsung Securities Co., Ltd	6.00%	635,926
	Ulmus-Solon Technology Investment Partnership 1st Joint Business Execution Cooperative	6.00%	254,370
	Han Partners	6.00%	132,177
		6.00%	82,611
		6.00%	66,089
		6.00%	8,262
	Kookmin Bank	8.15%	285,275
		8.15%	633,945
	Sung Soo Lee	7.90%	2,377,292
	SBI savings bank	7.38%	729,036
	William Isam Company	4.00%	189,407
	Others	5.00%	2,903,178

	Subtotal		11,863,506

Current portion of long-term liabilities	United asset management Ltd.	6~7.38%	2,001,142

Long-term borrowings	MG Saemaeul Credit Union (Sannam)	9.00%	3,565,938
	MG Saemaeul Credit Union (Dongmun)	8.70%	792,431
	Barclays	2.50%	45,397
	Orhan Ertughrul	5.00%	337,592

	Subtotal		4,741,358

	Total		18,606,006

22.	Pension and other employee obligations

Defined benefit liabilities as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Present value of defined benefit obligations	1,459,411	1,459,979
Fair value of plan assets	(114,513)	(118,121)

Net defined benefit obligations	1,344,898	1,341,858

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

The details of changes in the defined benefit obligation are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Beginning	1,459,980	1,174,807
Current service cost	195,664	286,420
Re-measurement element - Actuarial gain due to changes in financial assumptions	3,203	360,625
Payment made	(138,252)	(293,684)
Foreign currency translation differences for foreign operations	(61,184)	(68,189)

Ending	1,459,411	1,459,979

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

The details of changes in the planned assets are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Beginning	118,121	123,845
Re-measurement Element
- Gain from plan assets	1,269	3,287
- Actuarial gain due to changes in financial assumptions		(1,919)
Foreign currency translation differences for foreign operations	(4,877)	(7,092)

Ending	114,513	118,121

The details of the composition of planned assets are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Deposit	114,513	118,121

The details of major actuarial assumptions are as follows:

		(Unit: %)

Classification	As of June 30, 2023	As of December 31, 2022
Expected salary increase rate	4.50%	4.50%
Discount rate	5.18%	5.18%

23.	Share capital

Share capital as of June 30, 2023 and December 31, 2022 are as follows:

As of June 30, 2023
Classification	Common stock
The total number of shares authorized	50,000,000 shares
Price per share (*)	0.40 USD
The total number of shares outstanding	21,111,153 shares
Paid-in capital	8,736,267 USD

As of December 31, 2022
Classification	Common stock
The total number of shares authorized	50,000,000 shares
Price per share (*)	0.40 USD
The total number of shares outstanding	20,087,940 shares
Paid-in capital	8,326,057 USD

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

As of June 30, 2023 and December 31, 2022, major shareholders are as follows:

	As of June 30, 2023		As of December 31, 2022
Name of Shareholders	Number of shares	Shareholding ratio	Number of shares	Shareholding ratio
Bio X Co., Ltd. (“BioX”)	3,000,000	14.21%	3,339,667	16.63%
Whale No1. M&A Private Equity Joint Venture for Small and Medium Enterprises	2,100,000	9.95%	2,100,000	10.45%
Ho-Joon Lee	400,000	1.89%	400,000	1.99%
Samsung Securities Co., Ltd	749,000	3.55%	749,000	3.73%
Kyung Rae Kim	43,000	0.20%	43,000	0.21%
Others	14,819,153	70.20%	13,456,273	66.99%

Total	21,111,153	100.00%	20,087,940	100.00%

Details of changes in capital for the six months ended June 30, 2023 and year ended December 31, 2022 are as follows:

			(Unit: USD)
	For the six months ended June 30, 2023
Classification	Beginning	Increase	Ending
Capital (*)	8,326,057	410,210	8,736,267

(*)	The Company conducted a paid-in capital increase from January 31, 2023 to March 1, 2023, and registration was completed on March 6, 2023.

			(Unit: USD)
	For the year ended December 31, 2022
Classification	Beginning	Increase	Ending
Capital (*)	6,207,730	2,118,327	8,326,057

(*)	The Company conducted a paid-in capital increase from February 19, 2022 to December 27, 2022, and registration was completed on December 31, 2022.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

History for details of additional paid-in capital are as follows:

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

(Unit: Share, USD)
#	Date	Issue (reduction) Circumstances	Type of Stock	Number of Stocks	Total stock	Face value			Issuing value			Paid in Capital
						Face value per share	Amounts	Total	Issuing value per share	Amounts	Total
1	2005.05.26	Established	Common stock	90,000	90,000	4	378,508	378,508	4	378,508	378,508
2	2012.04.02	Paid-in capital increase	Common stock	310,000	400,000	4	1,303,748	1,682,256	4	1,303,748	1,682,256
3	2012.09.27	Paid-in capital increase	Common stock	200,000	600,000	4	841,128	2,523,383	4	841,128	2,523,383
4	2013.10.31	Paid-in capital increase	Common stock	52,000	652,000	4	218,693	2,742,077	42	2,186,932	4,710,316	1,968,239
5	2014.11.27	Exercise of stock options	Common stock	27,000	679,000	4	113,552	2,855,629	4	113,552	4,823,868
6	2014.12.31	Exercise of stock options	Common stock	18,000	697,000	4	75,702	2,931,330	4	75,702	4,899,569
7	2015.01.22	Exercise of stock options	Common stock	6,000	703,000	4	25,234	2,956,564	4	25,234	4,924,803
8	2015.07.24	Paid-in capital increase	Common stock	29,290	732,290	4	123,183	3,079,747	144	4,205,399	9,130,202	4,082,216
9	2017.05.02	Split stock(one-tenth split)			7,322,900			3,079,747			9,130,202
10	2017.12.20	Exercise of stock options	Common stock	60,000	7,382,900	0.42	25,234	3,104,981	5	285,445	9,415,648	260,211
11	2017.12.31	PIC adjustment								102,571		102,571
12	2021.12.31	Paid-in capital increase	Common stock	7,377,593	14,760,493	0.42	3,102,749	6,207,730	4	31,027,492	40,443,140	27,924,743
13	2021.12.31	PIC adjustment (admin expenses etc)								(20,019)		(20,019)
14	2022.02.19	Paid-in capital increase	Common stock	868,000	15,628,493	0.4	363,298	6,571,028	4	3,632,985	44,056,106	3,269,687
15	2022.03.03	Paid-in capital increase	Common stock	800,000	16,428,493	0.4	331,411	6,902,440	4	3,314,111	47,370,217	2,982,700
16	2022.03.29	Paid-in capital increase	Common stock	819,840	17,248,333	0.4	339,043	7,241,483	4	3,390,431	50,760,648	3,051,388

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

(Unit: Share, USD)
						Face value			Issuing value			Paid in Capital
#	Date	Issue (reduction) Circumstances	Type of Stock	Number of Stocks	Total stock	Face value per share	Amounts	Total	Issuing value per share	Amounts	Total
17	2022.05.31	Paid-in capital increase	Common stock	761,538	18,009,871	0.4	306,459	7,547,942	4	3,064,589	53,825,236	2,758,130
18	2022.06.29	Paid-in capital increase	Common stock	353,869	18,363,740	0.4	135,859	7,683,800	4	1,358,589	55,183,826	1,222,730
19	2022.07.29	Paid-in capital increase	Common stock	376,000	18,739,740	0.4	144,250	7,828,051	4	1,442,503	56,626,329	1,298,253
20	2022.09.01	Paid-in capital increase	Common stock	310,000	19,049,740	0.4	114,245	7,942,296	4	1,142,453	57,768,782	1,028,207
21	2022.10.01	Paid-in capital increase	Common stock	458,000	19,507,740	0.3	159,721	8,102,017	4	1,597,210	59,365,992	1,437,489
22	2022.11.24	Paid-in capital increase	Common stock	242,000	19,749,740	0.4	91,127	8,193,144	4	911,268	60,277,260	820,141
23	2022.12.27	Paid-in capital increase	Common stock	338,200	20,087,940	0.4	132,913	8,326,057	4	1,329,131	61,606,391	1,196,218
24	2023.01.31	Paid-in capital increase	Common stock	823,213	20,911,153	0.4	333,630	8,659,687	4	3,336,304	64,942,695	3,002,674
25	2023.03.01	Paid-in capital increase	Common stock	200,000	21,111,153	0.4	76,580	8,736,267	4	765,796	65,708,491	689,216
26	2023.06.30	PIC adjustment								(4,246)		(4,246)

Total												57,070,548

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

24.	Other capital items and accumulated other comprehensive income

Details of other capital items and accumulated other comprehensive income as of June 30, 2023 and December 31, 2022, are as follows:

		(Unit: USD)
Classification	As of June 30, 2023	As of December 31, 2022
Changes in equity from equity method	2,754,052	2,897,852
(Negative) Changes in equity from equity method	(3,251,395)	(3,251,395)
Stock options	2,709,081	2,297,697
Gains (loss) on sale of treasury stock	(410,453)	(410,453)
Other capital surplus	(51,043)	(51,043)

Total	1,750,242	1,482,658

The composition of accumulated other comprehensive income as of June 30, 2023 and December 31, 2022 are as follows:

				(Unit: USD)
As of June 30, 2023
Classification	Beginning	Increase (decrease)	Re-classification into profit or loss (retained earnings)	Ending
Exchange difference on translating foreign operations	1,933,924	(462,328)	—	1,471,596

Total	1,933,924	(462,328)	—	1,471,596

				(Unit: USD)
As of December 31, 2022
Classification	Beginning	Increase (decrease)	Re-classification into profit or loss (retained earnings)	Ending
Exchange difference on translating foreign operations	1,304,641	629,283	—	1,933,924

Total	1,304,641	629,283	—	1,933,924

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

25.	Selling and administrative expenses

Details of selling and administrative expenses for the six months ended June 30, 2023 and 2022, are as follows:

		(Unit: USD)
Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Salaries	1,141,405	1,077,633
Sundry allowances	57,297	36,686
Miscellaneous salaries	—	4,864
Severance benefit	99,964	84,976
Employee benefits	132,452	122,147
Travel expenses	176,755	113,561
Entertainment expenses	30,181	9,877
Communication expenses	8,259	6,449
Utilities	3,218	13,627
Electricity	24,449	25,842
Taxes and dues	56,518	74,960
Depreciation	147,364	219,667
Rent	182,295	39,638
Repairing cost	8,072	57,485
Insurance	19,396	12,183
Vehicle maintenance	7,283	664
Research and development expenses	142,249	166,635
Transportation	69,286	222,529
Training	797	—
Publication expenses	5,551	1,940
Office supplies	8,977	19,294
Consumable supplies	21,599	14,852
Commission	1,158,977	889,721
Advertisement expense	179,088	149,489
Bad debt expenses	—	50,630
Product warranty expense	4,198	5,764
Miscellaneous expense	6,581	11,213
Amortization	877,499	505,055
Employee share compensation	411,384	312,052
Safety	—	1,524

Total	4,981,094	4,250,957

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

26.	Finance income and finance costs

Details of finance income for the six months ended June 30, 2023 and 2022, are as follows:

		(Unit: USD)
Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Interest Income	14,926	60,470
Gain from foreign currency translation	21,918	53,909
Gain from foreign exchange translation	156,232	226,057
Gain from discharge of indebtedness (*)	—	91,879

Total	193,076	432,315

(*)	Gain from discharge of indebtedness was recognized from conversion of convertible bonds to equity which occurred 2022.

Details of finance costs for the six months ended June 30, 2023 and 2022, are as follows:

		(Unit: USD)
Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Interest expense	839,956	94,550
Loss from foreign currency translation	2,673	61,673
Loss from foreign exchange translation	42,581	73,151

Total	885,210	229,374

27.	Other income and other expenses

Details of other income for the six months ended June 30, 2023 and 2022, are as follows:

		(Unit: USD)
Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Loss from equity method	6,634	—
Income from disposal of tangible assets	91	—
Miscellaneous	11,293	145,537
Dividend income	833	1,927

Total	18,851	147,464

Details of other expenses for the six months ended June 30, 2023 and 2022, are as follows:

		(Unit: USD)
Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Loss from equity method investment	—	594,865
Miscellaneous loss	69,927	240,874
Other allowance for other receivables and prepayments	—	11,674
Donation	37,812	—

Total	107,739	847,413

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

28.	Corporate income tax expenses (benefit)

Details of corporate income tax expense (benefit) for the six months ended June 30, 2023 and 2022, are as follows:

		(Unit: USD)
Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Corporate tax paid	(3,035)	(254,522)
Changes in deferred tax assets due to temporary differences	23,116	—
Income tax benefit	20,081	(254,522)

The details of the increase or decrease in temporary differences deducted or added from future corporate income tax for the six months ended June 30, 2023 and year ended December 31, 2022, are as follows:

			(Unit: USD)
For the six months ended June 30, 2023
	Temporary differences to be deducted (additional) for the current year			Deferred tax assets (liabilities)
Classification	Beginning	Inc (Dec)	Ending
Loss on foreign currency translation	136,353	(94,432)	41,921	8,761
Gain from foreign currency translation	(65,353)	(82,579)	(147,932)	(30,918)
Provision for retirement benefits	1,315,937	107,669	1,423,606	297,534
Retirement pension assets	(118,121)	3,608	(114,513)	(23,933)
Accumulated depreciation	1,699,006	(70,165)	1,628,841	340,428
Investment in subsidiaries and associates	43,979,927	(1,816,264)	42,163,663	8,812,190
Available-for-sale	(192,349)	7,944	(184,405)	(38,541)
Revaluation of non-current financial asset	30,139	(1,245)	28,894	6,039
Capital change from equity method	575,352	(23,761)	551,591	115,285
Inventory allowance	196,385	(21,518)	174,867	36,547
Provision for warranties	36,099	(1,157)	34,942	7,303
Trade receivables	3,397,671	(140,316)	3,257,355	680,787
Short-term borrowings	6,407,370	(264,609)	6,142,761	1,283,837
Other receivables	420,117	(17,350)	402,767	84,178
Accrued income	335,158	(94,106)	241,052	50,380
Advanced payments	149,420	(6,171)	143,249	29,939
Loss on equity method investment impairment	2,187,346	(90,332)	2,097,014	438,275
Lease liabilities	122,962	(2,971)	119,991	25,078
Rent deposits	7,483	(1,349)	6,134	1,282
Right of use assets	(124,051)	1,845	(122,206)	(25,541)
Net operating loss	20,173,446	—	20,173,446	4,216,250

Total	80,670,297	(2,607,259)	78,063,038	16,315,160
Valuation allowance				(13,498,388)

Deferred tax asset, net				2,816,772

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Statutory tax rate in Republic of Korea is 20.9% for the six months ended June 30, 2023.

			(Unit: USD)
For the year ended 2022
	Temporary differences to be deducted (additional) for the current year			Deferred tax assets (liabilities)
Classification	Beginning	Inc (Dec)	Ending
Loss on foreign currency translation	75,676	60,677	136,353	28,498
Gain from foreign currency translation	(423,358)	358,005	(65,353)	(13,659)
Provision for retirement benefits	950,940	364,997	1,315,937	275,031
Retirement pension assets	(123,845)	5,724	(118,121)	(24,687)
Accumulated depreciation	1,269,315	(73,487)	1,195,828	249,928
Accumulated depreciation (revaluation)	(734,647)	734,647	—	—
Machineries (revaluation)	255,884	(255,884)	—	—
Land (revaluation)	(1,495,641)	1,495,641	—	—
Accumulated depreciation	534,099	(30,921)	503,178	105,164
Investment in subsidiaries and associates	32,840,759	11,139,168	43,979,927	9,191,805
Available-for-sale	(204,170)	11,821	(192,349)	(40,201)
Revaluation of non-current financial asset	31,991	(1,852)	30,139	6,299
Capital change from equity method	(358,416)	933,768	575,352	120,249
Raw material allowance	—	196,385	196,385	41,044
Provision for warranties	—	36,099	36,099	7,545
Trade receivables	—	3,397,671	3,397,671	710,113
Short-term borrowings	—	6,407,370	6,407,370	1,339,140
Other receivables	—	420,117	420,117	87,805
Accrued income	(1,622,198)	1,957,356	335,158	70,048
Advanced payment	171,310	(21,890)	149,420	31,229
Loss on equity method investment impairment	—	2,187,346	2,187,346	457,155
Lease liabilities	—	122,962	122,962	25,699
Rent deposits	—	7,483	7,483	1,564
Right of use assets	—	(124,051)	(124,051)	(25,927)
Bad debt	20,173,446	(20,173,446)	—	—
Net operating loss	—	20,173,446	20,173,446	4,216,250

Total	51,341,145	29,329,152	80,670,297	16,860,092
Valuation allowance				(13,898,245)

Deferred tax asset, net				2,961,847

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Statutory tax rate in Republic of Korea is 20.9% for fiscal year 2022.

The future feasibility of deferred tax assets is evaluated by considering various factors such as the Company’s ability to generate taxable income during the period when temporary differences are realized, the overall economic environment, and the outlook for the industry. The Company is reviewing these matters periodically. Management reserved valuation allowance of approximately 60% and 80% of the total deferred tax assets calculated as of June 30, 2023 and December 31, 2022, respectively.

29.	Related party transactions and balances

Details of related party transaction are as follows:

Classification	Name
Related companies	Chenjin chungjeolneung Ltd. G-SMATT Hong Kong Limited (G-SMATT Hong Kong)
G-SMATT Japan Corporation (G-SMATT Japan)

Other	BioX and GLAAM co-founders

There were no sales and purchase transactions made with related parties for the six months ended June 30, 2023. Major sales and purchases with related parties for the year ended 2022, are as follows:

				(Unit: USD)
For the year ended 2022
		Sales		Purchase
Classification	Name	Sales	Other income	Raw material purchase	Other expense
Related companies	G-SMATT JAPAN	9,267	—	—	—

Total		9,267	—	—	—

The details of receivable and payable to related parties are as of June 30, 2023 and December 31, 2022, are as follows:

					(Unit: USD)
As of June 30, 2023
Name	Receivable			Payable
	Accounts receivable	Loans	Others	Accounts payable	Borrowing	Others
G-SMATT JAPAN	432,238	—	—	—	—	—

Total	432,238	—	—	—	—	—

					(Unit: USD)
As of December 31, 2022
Name	Receivable			Payable
	Accounts receivable	Loans	Others	Accounts payable	Borrowing	Others
G-SMATT JAPAN	322,763	—	—	—	—	—

Total	322,763	—	—	—	—	—

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

There are no financial transactions made with related parties for the six months ended June 30, 2023. The details of financial transactions for related parties for the year endedDecember 31, 2022, are as follows:

(Unit: USD)

As of December 31, 2022
		Loan		Borrowing
Classification	Name	Loan	Collection	Borrowing	Repayment
Related companies	G-SMATT JAPAN	—	—	—	163,279

Total		—	—	—	—

Compensation for key management for the six months ended June 30, 2023 and year ended 2022, are as follows:

		(Unit: USD)

Classification	For the six months ended June 30, 2023	For the year ended 2022
Salaries and Retirement benefit	561,529	913,619

Total	561,529	913,619

Key management include directors (including non-executive directors) and auditors who have significant authority and responsibility for the planning, operation, and control of our activities.

BioX Transactions

The Company and Bio X Co., Ltd, a major shareholder and a company founded by the Company’s co-founders, entered into 14 loan agreements during the period from January 4, 2023 to April 21, 2023. The term of all loans is one year and accrues interest at a rate of 5% per annum. An aggregate amount of loans made to the Company by BioX was KRW 2,417,000,000, and as of June 30, 2023, the Company repaid these loans in full.

Houngki Kim Credit Agreement

The Company and Houngki Kim, the Company’s co-founder, entered into a credit agreement dated January 2, 2023, that provides for a revolving line of credit to the Company in an amount of KRW 2,000,000,000 accruing at a rate of 5% per annum and maturing on December 31, 2023. As of June 30, 2023, an aggregate of KRW 875,482,411 was outstanding under the credit agreement.

Ho Joon Lee Loan Agreement

The Company and Ho Joon Lee, the Company’s co-founder, entered into a loan agreement dated July 21, 2021, whereby Ho Joon Lee lent an aggregate of KRW 30,000,000 to the Company with no interest. This loan agreement is to mature on July 20, 2023, and as of June 30, 2023, the outstanding balance under this loan agreement is KRW 30,000,000.

30.	Commitment and Contingency

Litigation

In the ordinary course of business, the Company may become involved in claims and legal actions. While the final resolution of these proceedings may have an impact on the consolidated financial statements for a particular period, the Company does not believe these matters are material to its financial position or results of operations.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

31.	Cash flows

Cash flows from operating activities for the six months ended June 30, 2023 and 2022, are as follows:

		(Unit: USD)

	For the six months ended
Classification	June 30, 2023	June 30, 2022
a. Net profit	452,251	2,034,297
b. Adjustment	2,785,141	2,008,905
Corporate tax benefit	20,081	(254,522)
Depreciation	372,351	764,187
Amortization	930,576	543,065
Bad debt	—	50,630
Other bad debt	—	11,674
Stock compensation costs	411,384	312,052
Defined benefit expense	198,499	145,068
Interest expense	846,257	94,550
Loss on foreign currency translation	34,555	42,597
Loss on valuation of equity method	—	594,865
Product warranty expense	4,198	5,764
Interest income	(14,926)	(60,470)
Gain from discharge of indebtedness	—	(91,879)
Gain from equity method	(6,634)	—
Gain from foreign exchange translation	(11,109)	(148,676)
Gain from disposition of tangible assets	(91)	—
c. Changes in working capital	(8,822,275)	(2,119,487)
Decrease (increase) in trade receivables	(8,317,588)	1,307,497
Decrease (increase) in other receivables	311,226	(106,501)
Decrease (increase) in accrued income	(1,616)	(532)
Decrease (increase) in advance payments	(1,225,046)	293,096
Decrease (increase) in prepaid expenses	(4,130)	3,159
Decrease (increase) in inventory	(930,403)	(321,705)
Decrease (increase) in non-current accounts receivable	(1,791,250)	—
Increase (decrease) in trade payables	(309,814)	(1,663,181)
Increase (decrease) in outstanding payments	3,329,440	2,011,741
Increase (decrease) in deferred income tax assets	3,034	—
Increase (decrease) in value added tax withheld	10,654	3,165
Increase (decrease) in advance income	142,132	(3,602,093)
Increase (decrease) in outstanding expenses	143,793	(441,816)
Increase (decrease) in product warranty provision	(3,858)	—
Increase (decrease) in value added tax receivable	(11,000)	474,071
Increase (decrease) in non-current outstanding payments	(26,762)	(26,437)
Payment of severance	(141,087)	(49,951)

Cash flows generated from operating activities	(5,584,883)	1,923,715

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Significant transactions without cash inflows and outflows for the six months ended June 30, 2023 and 2022 are as follows:

		(Unit: USD)

Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Debt conversion	3,287,297	1,003,554
Conversion of convertible bonds	—	7,621,498

32.	Earnings per share

Basic earnings per share are calculated by dividing the net income attributable to common stock by the number of common stocks in weighted average distribution, and the calculation details are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of June 30, 2022
Net income per common stock (loss)	452,251	2,034,297
Weighted average number of outstanding common stock	20,910,620	16,471,761
Basic earnings per share (loss)	0.02	0.12

			(Unit: Share)

As of June 30, 2023
Classification	Number of stocks	Weighted value	Subtotal
Carryover from the previous period	20,087,940	181	3,635,917,140
Paid-in capital increase	823,213	151	124,305,163
Paid-in capital increase	200,000	123	24,600,000
Days			181
Weighted average number of outstanding common stock			20,910,620

			(Unit: Share)

As of June 30, 2022
Classification	Number of stocks	Weighted value	Subtotal
Carryover from the previous period	14,760,493	181	2,671,649,233
Treasury stock increase	(988)	179	(176,852)
Treasury stock increase	(20,000)	102	(2,040,000)
Paid-in capital increase	868,000	132	114,576,000
Paid-in capital increase	800,000	120	96,000,000
Paid-in capital increase	819,840	94	77,064,960
Paid-in capital increase	761,538	31	23,607,678
Paid-in capital increase	353,869	2	707,738
Days			181
Weighted average number of outstanding common stock			16,471,761

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

33.	Share based employee compensation

Details of stock options granted by the Company to the executive management and employees, including the President, Vice President, CEO, and CFO, for the six months ended June 30, 2023, are as follows:

(Unit: USD, Share)
Classification	Description
Grant date	March 30, 2022
Total number of shares to be issued	1,000,000
Granting method	Stock issue
Exercise price (*)	4.12
Available period for exercise	March 30, 2024~March 29, 2027

(*)

On March 30, 2022, the Company newly issued 1,000,000 shares of stock options with an exercise price of KRW 5,000 (USD 4.12). A total of 1,000,000 stock options were granted by 2022 but 57,983 stock options were terminated as of June 30, 2023. The number of stock options that are outstanding is 942,017, and there were no options exercised as of June 30, 2023.

The Company calculates the exercise price in compliance with the Commercial Act and the Capital Markets and Financial Investment Business Act.

Equity-settled stock-based compensation is recognized at a fair value of equity instruments granted, and employee benefits expense is recognized over the vesting period. At the end of the period, the Company revises its estimates of the number of options that are expected to vest on the non-market vesting and service conditions.

34.	Subsequent events

(1)	Business Combination Agreement with Jaguar Global Growth Corporation I

The Company and Jaguar Global Growth Corporation I (“JGGC”) entered into a definitive business combination agreement on March 2, 2023, which will lead in the Company becoming a publicly traded company. The closing of this business combination is currently underway between the Company and JGGC.

As a result of the business combination, the Company and JGGC shareholders will exchange their shares for shares in a new combined company that is named “Captivision Inc.” (“Captivision”). Captivision’s ordinary shares and warrants are expected to be listed on the Nasdaq Stock Market under the proposed ticker symbols “CAPT” and “CAPTW.”

On August 11, 2023, JGGC shareholders approved an amendment to extend the date by which JGGC has to consummate a business combination (the “Termination Date”). The Termination Date was extended from the original date of August 15, 2023 to September 15, 2023. The amendment also allows JGGC, without another shareholder vote, to elect to extend the Termination Date on a monthly basis until December 15, 2023, or a total of up to four months after the original Termination Date.

The closing of the business combination between the Company and JGGC is currently planned to be made and finalized on September 29, 2023.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

(2)	Debt to Equity Conversion

The Company entered into two equity conversion agreements, dated August 1, 2023 that was effective on August 16, 2023, pursuant to which the Company agreed to convert an aggregate of KRW 3,290,288,000 into the Company’s common shares (the “Debt to Equity Conversion”). Upon having the conversion, number of the Company’s common shares increased by 357,640 shares.

A.	Myung In Co., Ltd.

The Company and Myung In Co. Ltd. Entered into an equity conversion agreement dated August 1, 2023 that took effect on August 16, 2023 (the “Myung In Equity Conversion Agreement”). The major terms of the Myun In Equity Conversion Agreement are as follows:

I.	Agreement date: August 1, 2023

II.	Effective date: August 16, 2023

III.	Equity amount: KRW 1,575,224,000

IV.	Issuing price at KRW 9,200

V.	Number of shares issued: 171,220 shares

B.	Jung Ho Seo

The Company and Jung Ho Seo entered into an equity conversion agreement dated August 1, 2023 that took effect on August 16, 2023 (the “Seo Equity Conversion Agreement”). The major terms of the Seo Equity Conversion Agreement are as follows:

I.	Agreement date: August 1, 2023

II.	Effective date: August 16, 2023

III.	Equity amount: KRW 1,715,064,000

IV.	Issuing price at KRW 9,200

V.	Number of shares issued: 186,420 shares

(3)	Convertible bond purchase agreement

On March 23, 2023, the Company issued a convertible bond (“CB”) to Charm Savings Bank in an aggregate principal amount of KRW 2,500,000,000, with interest accruing at an annual of 10% and maturing on March 24, 2024.

On August 21, 2023, Charm Savings Bank (“CB holder”) and Bluming Innovation Co., Ltd (“Purchaser”) executed a Convertible Bond Purchase Agreement for the sale and transfer of a convertible bond with an aggregate principal amount of KRW 2,500,000,000 to the Purchaser.